Exhibit 99.2

COBALT INTERNATIONAL ENERGY, L.P.
DEFERRED COMPENSATION PLAN
(Amended and Restated as of October 22, 2009)

SECTION 1.  Purpose.  Cobalt International Energy, L.P. adopted the Deferred Compensation Plan (the “Plan”), effective as of December 31, 2008, to allow certain of its executives to defer receipt of a portion of their compensation and to encourage and promote the profitable growth of the Company.  Cobalt International Energy, L.P. desires to amend and restate the Plan to provide that no additional deferrals will be permitted under the Plan and to clarify the treatment of amounts deferred under the Plan on and following the IPO (as defined in Section 2(j)).  This document supersedes the document implementing the terms of the Plan as in effect prior to the date of this amendment and restatement (the “Prior Plan Document”); it being understood that nothing in this document shall be deemed to provide for distributions with respect to amounts deferred under the Plan at any times or upon any events other than as provided under the Prior Plan Document.

SECTION 2.  Definitions.  As used herein, the following definitions shall apply:

(a)        “Administrator” means (i) the Board or (ii) the person or persons appointed by the Board to serve as the Administrator pursuant to Section 11.

(b)        “Account” means an account maintained by the Company for a Participant to document the amounts deferred by such Participant under the Plan.

(c)        “Annual Bonus” means the cash bonus, if any, awarded to a Participant by the Company in 2009 for performance with respect to 2009.

(d)        “Beneficiary” means a person entitled to receive a payment under the Plan in the event of a Participant’s death.  If no such person is named by such Participant, or if no Beneficiary designated by such Participant is eligible to receive a payment under the Plan upon his death, such Participant’s Beneficiary shall be his estate.

(e)        “Board” means the board of directors of the Company.

(f)        “Change in Control” at any time (i) prior to the IPO shall have the meaning assigned to it in the Partnership Agreement; provided that clause (iii) of such definition shall not apply for purposes of the Plan, and (ii) on or following the IPO, shall have the meaning assigned to it in the LTIP.

(g)        “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and guidance promulgated thereunder.

(h)        “Company” means (i) prior to the closing of the IPO, Cobalt International Energy, L.P., and (ii) on and after the closing of the IPO, Cobalt International Energy, Inc.

(i)        “Disability” means, with respect to a Participant, that such Participant is:

(i)           unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(ii)           by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(j)        “IPO” means the underwritten public offering of shares of the  common stock of Cobalt International Energy, Inc. pursuant to Registration Statement No. 333-161734 on Form S-1 filed with the Securities and Exchange Commission.

(k)        “LTIP” means the Cobalt International Energy, Inc. Long Term Incentive Plan.

(l)        “Plan” means this Cobalt International Energy, L.P. Deferred Compensation Plan, as amended from time to time.

(m)       “Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Cobalt International Energy, L.P. dated as of February 6, 2009.

(n)        “Reorganization Agreement” means the Reorganization Agreement to be entered into prior to the IPO among Cobalt International Energy, L.P., Cobalt International Energy, Inc. and the other parties signatory thereto.

(o)        “Salary” means the base salary paid by the Company to a Participant in 2009 for personal services to the Company.

(p)        “Separation from Service” means, with respect to a Participant, the (i) cessation of all services performed by such Participant for the Company or (ii) permanent decrease in the level of services performed by such Participant for the Company (whether as an employee or as an independent contractor) to no more than 20 percent of the average level of services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company, if such Participant has been providing services to the Company for less than 36 months).

(q)        “Share” means one share of common stock of Cobalt International Energy, Inc.

Part I
Participation and Deferrals

SECTION 3.  Participation.  As of the date of this amendment and restatement of the Plan, the participants in the Plan are the individuals whose names are set forth on Appendix A (the “Participants”).  No additional individuals shall be permitted to participate in the Plan.

SECTION 4.  Deferrals.  Appendix A indicates the amount of his Salary and/or Bonus that each Participant irrevocably elected to defer under the Plan.  An Account has been established for each Participant, which has been credited with the amount of deferred Salary through the date of this amendment and restatement of the Plan and which shall be credited with the amount of deferred Salary and/or Bonus following such date.

Part II
Account Investments

SECTION 5.  Account Investments Prior to the Closing of the IPO.  Each Account merely provides a record of the bookkeeping entries relating to the Plan and thus reflects a mere unsecured promise to pay amounts in the future.  Prior to the closing of the IPO, Accounts shall be deemed to be invested in the JPMorgan Prime Money Market Fund or such other investment reference as determined by the Administrator in good faith (the “Investment Reference”).  Accounts shall be deemed to have realized applicable investment earnings and losses based on the performance of the Investment Reference, which shall be credited or debited to the Account of each Participant as of the end of each calendar quarter.  The Administer may, but shall not be obligated to, determine the value of the Accounts more frequently than quarterly.

SECTION 6.  Account Investments from the Closing of the IPO.  If the closing of the IPO occurs prior to the date on which the amounts credited to a Participant’s Account are distributed pursuant to Section 10, then on and following the closing of the IPO such amounts shall be deemed to be invested in the number of Shares that otherwise would have been issuable to such Participant pursuant to the Reorganization Agreement upon conversion of his Class A Interests in Cobalt International Energy, L.P. attributable to the amounts set forth on Schedule II of the Reorganization Agreement under the “Deferred” column that are treated as part of his Capital Contribution pursuant to Section 3.01 of the Reorganization Agreement.

SECTION 7.  Dividends.  On and after the closing of the IPO, whenever a cash dividend or any other distribution is paid with respect to Shares, each Account will be credited with an additional number of notional Shares, equal to the number of Shares, including fractional Shares (computed to the second decimal place), that could have been purchased had such dividend or other distribution been paid to the Account on the payment date of such dividend or distribution based on the number of notional Shares in such Account as of such date and assuming the amount of such dividend or value of such distribution had been used to acquire additional Shares.  Such additional notional Shares shall be deemed to be purchased at the average of the high and low quoted sale price of a Share, as reported on the New York Stock Exchange Composite Transaction Tape on the payment date for such dividend or other distribution.  The value of any distribution in property will be determined by the Administrator.

SECTION 8.  Adjustments.  In the event that, at any time following the closing of the IPO, the Administrator determines that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall adjust equitably the number of notional Shares credited to each Participant’s Account.

Part III
Vesting and Distributions

SECTION 9.  Vesting.  Each Participant shall have a 100% non-forfeitable and vested interest in his Account at all times.

SECTION 10.  Distributions.

(a)        Scheduled Distribution Date.  Unless earlier distribution is required pursuant to this Section 10, the amounts credited to a Participant’s Account shall be distributed to such Participant in January 2012.  Under no circumstances shall a Participant be permitted to defer distribution of any amounts credited to his Account beyond January 2012.

(b)        Death.  In the event of a Participant’s death, the amounts credited to such Participant’s Account shall be distributed to his Beneficiary as soon as practicable following his death but in no event later than 90 days thereafter.

(c)        Disability or Separation from Service.  In the event of a Participant’s Disability or Separation from Service other than due to his death, the amounts credited to his Account shall be distributed to him on the last day of the calendar quarter following such Disability or Separation from Service; provided that if the Administrator considers such Participant to be one of the Company’s “specified employees,” as defined in Section 409A of the Code, as of the date of such Disability or Separation from Service, such distribution shall be made on the date that is six months after the date of such Disability or Separation from Service, except to the extent that earlier distribution would not result in such Participant incurring additional tax or interest under Section 409A of the Code.

(d)        Change in Control.  Upon, or within 60 days following, a Change in Control, the amounts credited to a Participant’s Account shall be distributed to such Participant; provided that upon any such Change in Control that would not constitute a change in control, as defined in the Prior Plan Document, the amounts credited to such Participant’s Account shall not be distributed to him; provided further that upon any change in control, as defined in the Prior Plan Document, that would not constitute a Change in Control, the amounts credited to such Participant’s Account shall be distributed to him upon, or within 60 days following, such change in control.

(e)        Form of Distribution; Fractional Shares.  In the event that a Participant (or Beneficiary) becomes entitled to a distribution pursuant to this Section 10 at any time:

(i)           prior to the closing of the IPO, the amounts credited to such Participant’s Account shall be distributed in cash in a lump sum; or

(ii)           on or following the closing of the IPO, the amounts credited to such Participant’s Account shall be distributed in Shares; provided that any fractional Shares shall be paid in cash in an amount equal to the average of the high and low quoted sale prices of a Share, as reported on the New York Stock Exchange Composite Transaction Tape, on the trading day preceding the distribution.

Part IV
General Provisions

SECTION 11.  Administration of the Plan.  The Board, or the person or persons appointed by the Board to serve as Administrator, shall be the Administrator of the Plan.  The Administrator, in its sole discretion, is authorized to interpret the Plan, to prescribe, amend and rescind the rules relating to the Plan, and to make such other determinations and exercise such other powers and authority as may be necessary or advisable for the administration of the Plan.  No fee or compensation shall be paid to any person for non-ministerial services as the Administrator.  The Administrator in its sole discretion may delegate internally or externally any of its functions, including ministerial functions, and may pay compensation for services rendered relating to such ministerial functions.  All determinations of the Administrator shall be made by at least a majority of the individuals then appointed to serve as Administrator.  Any determination made by the Administrator pursuant to the powers set forth herein shall be final, binding and conclusive upon each Participant and Beneficiary.  The Administrator shall decide any question that may arise regarding the rights of Participants and Beneficiaries, and the amounts of their respective interests.  The Administrator shall maintain full and complete records of its decisions.  Its records shall contain all relevant data pertaining to the Participant and his rights and duties under the Plan.  The Administrator shall have the duty to maintain Account records for the Participants.  The Administrator shall provide a copy of the Plan to each Participant, and other documents relating to the Plan shall be available at the principal office of the Company for inspection by each Participant at reasonable times determined by the Administrator.

SECTION 12.  Successors and Assigns; Assumption upon IPO.  The Plan shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise.  The Plan shall also be binding upon and inure to the benefit of each Participant and his estate.  The Plan and all rights hereunder are personal to the Participants and shall not be assignable by any Participant.  If the closing of the IPO occurs prior to the date on which all amounts have been distributed from all the Participants’ Accounts, then upon the closing of the IPO the Plan shall be assumed by Cobalt International Energy, Inc.

SECTION 13.  Unfunded Status of Plan.  The Plan is intended to be unfunded for tax purposes.  The Participants have the status of general unsecured creditors of the Company.  The Plan constitutes a mere promise by the Company to make payments in the future.

SECTION 14.  Continued Employment or Service Not Presumed.  Nothing in the Plan or any document related to the Plan or describing it shall give a Participant the right to continue in employment or service with the Company or affect the right of the Company to terminate the employment or service of such Participant with or without cause.

SECTION 15.  Amendment and Termination of the Plan.

(a)        The Board, in its sole discretion, may amend, suspend or discontinue the Plan or a Participant’s deferral at any time; provided that no amendment, suspension or discontinuance shall reduce such Participant’s accrued benefit, except to the extent necessary to comply with any provision of federal, state or other applicable law.  The Board further has the right, without a Participant’s consent, to amend or modify the terms of the Plan and such Participant’s deferral to the extent that the Administrator deems it necessary to avoid adverse or unintended tax consequences to such Participant under Section 409A of the Code.

(b)        The Board may terminate the Plan at any time in its discretion, as long as the Company terminates all similar deferral compensation arrangements that it sponsors and does not adopt any similar arrangement at any time within three years after the date on which the Plan is terminated.  Distribution of amounts payable under the Plan at the time of its termination will be paid in a lump sum in the form specified in Section 10(e) on the earlier of (i) the first anniversary of the date of such termination or (ii) the date on which such amounts otherwise would have been distributed pursuant to Section 10.

SECTION 16.  Severability of Provisions.  Should any provision of the Plan be determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.

SECTION 17.  Offset Permitted.  Notwithstanding any provision of the Plan to the contrary, the Company may, if the Administrator in its sole and absolute discretion shall determine, offset any amounts to be paid to a Participant (or his Beneficiary) under the Plan against any amounts that such Participant may owe to the Company; provided that no such offset shall result in or be part of an acceleration of distribution or substitution payment arrangement with respect to any non-qualified deferred compensation that would be impermissible under Section 409A of the Code.

SECTION 18.  Withholding.  All amounts deferred under the Plan with respect to a Participant (or his Beneficiary) shall be subject to withholding and to such other deductions as shall at the time of such payment be required under any income tax or other law, whether of the United States or any other jurisdiction, and, in the case of payments to the executors or administrators of the estate of a deceased Participant, the delivery to the Company of such tax waiver, letters testamentary and other documents as the Administrator may reasonably request.

SECTION 19.  Governing Law.  The Plan shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

Appendix A

[Table of Participants and Amounts Deferred]